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                                                                   EXHIBIT 10.13



================================================================================

                             CONTRIBUTION AGREEMENT

================================================================================

                                  By and Among

                      VALERO REFINING COMPANY - CALIFORNIA,

                        UDS LOGISTICS, LLC, VALERO L.P.,

                                 VALERO GP, INC.

                                       and

                        VALERO LOGISTICS OPERATIONS, L.P.

================================================================================







                                  March 6, 2003

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                             EXHIBITS AND SCHEDULES

           Exhibit A:                Description of Tank Assets
           Exhibit A-1:              Description of Land
           Exhibit B:                Form of Throughput Agreement
           Exhibit C:                Form of Services Agreement
           Exhibit D:                Form of Lease Agreement
           Exhibit E:                Form of Assignment
           Exhibit F:                Form of Closing Tax Certificate

           Schedule 1(b)             Permitted Encumbrances
           Schedule 3(a)(ii)         Consents (VRC)
           Schedule 3(b)(ii)         Consents (The MLP Parties)
           Schedule 4(a)             Noncontravention (the Tank Assets)
           Schedule 4(b)(ii)         Condition of Tank Assets
           Schedule 4(c)             Material Changes
           Schedule 4(e)(ii)         Rights of Way
           Schedule 4(g)             Environmental Matters
           Schedule 4(g)(ii)         Environmental Permits
           Schedule 5(c)             Operation of Tank Assets



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                             CONTRIBUTION AGREEMENT

         This Contribution Agreement (this "Agreement") dated as of March 6, 2003 (the "Effective Date") is by and among Valero Refining Company - California, a Delaware corporation ("VRC"), UDS Logistics, LLC, a Delaware limited liability company ("UDS Logistics"), Valero L.P., a Delaware limited partnership (the "MLP"), Valero Logistics Operations, L.P., a Delaware limited partnership (the "OLP") and Valero GP, Inc., a Delaware corporation and the general partner of the OLP ("OLP-GP"). VRC, UDS Logistics, the MLP, the OLP and the OLP-GP are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, VRC owns all of the tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, cathodic protection, leak detection, and tank lighting associated with the crude and intermediate feedstock tanks listed on Exhibit A, along with the other assets described on Exhibit A hereto (collectively, the "Tank Assets");

         WHEREAS, VRC desires to contribute the Tank Assets to the OLP in exchange for a limited partner interest in the OLP representing $95.8 million (the "OLP Limited Partner Interest"), and the OLP desires to accept the contribution of the Tank Assets, subject to the terms and conditions set forth below;

         WHEREAS, immediately upon receipt of the OLP Limited Partner Interest, VRC desires to contribute the OLP Limited Partner Interest to UDS Logistics in exchange for a membership interest in UDS Logistics representing $95.8 million (the "UDS Membership Interest"), and UDS Logistics desires to accept the contribution of the OLP Limited Partner Interest, subject to the terms and conditions set forth below; and

         WHEREAS, at the Closing, among other things, (i) the OLP and Valero Marketing and Supply Company, a Delaware corporation ("VMSC"), will enter into a Handling and Throughput Agreement in the form of Exhibit B (the "Throughput Agreement") setting forth the rights and obligations of such parties with respect to the handling and delivery of Specified Feedstocks (as such term is defined in the Throughput Agreement) for the Benicia, Corpus Christi West and Texas City refineries (the "Refineries") that are owned by affiliates of VMSC,
(ii) the OLP and VRC will enter into a Services and Secondment Agreement in the form of Exhibit C (the "Services Agreement") whereby VRC agrees to second VRC personnel to OLP to provide certain operational and maintenance services to the OLP in connection with the Tank Assets, and (iii) VRC, as lessor, and the OLP, as lessee, will enter into a lease of the land in the form of Exhibit D (the "Lease Agreement") located in Solano County, California, upon which the Tank Assets are situated (the "Land") and as more particularly described on Exhibit A-1 hereto.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


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         1. Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in SECTION 8), exemplary, special or consequential damages.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time; provided, however, that (i) with respect to any of the MLP Parties, the term "Affiliate" shall exclude each member of the Valero Group and (ii) with respect to VRC, the term "Affiliate" shall exclude each member of the MLP Group.

         "Agreement" has the meaning set forth in the preface.

         "Assignment" means the assignment and assumption agreement in the form of Exhibit E pursuant to which all of the Tank Assets will be assigned.

         "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have a material adverse effect on such Person or to require an expense of such Person in excess of $1,000,000.

         "Cash Amount" means $98,500,000.

         "Casualty" has the meaning set forth in SECTION 11(b).

         "CERCLA" has the meaning set forth in SECTION 4(g)(i).

         "Closing" has the meaning set forth in SECTION 2(b).

         "Closing Date" has the meaning set forth in SECTION 2(b).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational


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Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Common Units" has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of Valero L.P.

         "Conflicts Committee" means the conflicts committee of the board of directors of Valero GP.

         "Contributed OLP Interest" has the meaning set forth in SECTION 2(a)(VIII).

         "Crude Oil" means crude petroleum oil and all other hydrocarbons, regardless of gravity, produced at the well in liquid form by ordinary production methods and which are not the result of condensation of gas.

         "Effective Date" has the meaning set forth in the preface.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, Preferential Right or other defect in title.

         "Environmental Law" and "Environmental Laws" have the meanings set forth in SECTION 4(g)(i).

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "GAAP" means accounting principles generally accepted in the United States consistently applied.

         "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances, chemicals, gas and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "Indemnified Party" has the meaning set forth in SECTION 8(d).

         "Indemnifying Party" has the meaning set forth in SECTION 8(d)

         "Knowledge": an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination. A Person other than a natural person shall be deemed to have "Knowledge" of a particular fact or other matter if (i) any natural person who is serving as a director, senior executive officer, partner, member, executor, or trustee of such Person (or in any similar


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capacity) or (ii) any employee (or any natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of such Person's operations (e.g., the manager of the environmental section with respect to knowledge of environmental matters), at the time of determination had, Knowledge of such fact or other matter.

         "Land" has the meaning set forth in the recitals.

         "Law" or "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Lease Agreement" has the meaning set forth in the recitals.

         "Material Adverse Effect" means any change or effect relating to the operations relating to the Tank Assets, taken as a whole, that, individually or in the aggregate with other changes or effects, materially and adversely affects the value of the Tank Assets taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to
(i) the Crude Oil transportation and refining industry generally (including the price of Crude Oil and the costs associated with the storage and/or transportation of Crude Oil), (ii) United States or global economic conditions or hostilities or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "MLP" has the meaning set forth in the preface.

         "MLP-GP" means Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the MLP.

         "MLP Group" means (i) each of the MLP Parties, (ii) MLP-GP, (iii) Valero GP, (iv) each Affiliate of each of the MLP Parties in which such MLP Party owns (directly or indirectly) an Equity Interest and (v) each natural person that is an Affiliate of any MLP Party solely because of such natural person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) - (iv) above, but only to the extent that such natural person is in its capacity as an officer, director or representative of such Person.

         "MLP Parties" means each of (i) the MLP, (ii) OLP-GP, (iii) the OLP and
(iv) each Affiliate of the entities in (i) - (iii) which is a party to any Transaction Agreement.

         "MLP Party Indemnitees" means, collectively, the MLP Parties and their Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "NonAffiliate Purchaser" has the meaning set forth in SECTION 2(d).

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.


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         "Offer" has the meaning set forth in SECTION 2(d)(i).

         "Offered Assets" has the meaning set forth in SECTION 2(d).

         "OLP" has the meaning set forth in the preface.

         "OLP-GP" has the meaning set forth in the preface.

         "OLP Limited Partner Interest" has the meaning set forth in the recitals.

         "Ordinary Course" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course and the Party contesting such assessments indemnifies the Party taking the property subject to such lien from such lien and such contest; (ii) any inchoate liens or other encumbrances (other than mechanic's, materialmen's and similar liens) and any other defect in title created pursuant to any operating, farmout, construction, operation and maintenance, co-owners, cotenancy, lease or similar agreements listed on
SCHEDULE 1(b) for which amounts are not due; and (iii) easements, rights-of-way, restrictions and other similar Encumbrances incurred in the Ordinary Course which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the Ordinary Course conducted thereon.

         "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Tank Assets with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any of the Tank Assets with respect to a Pre-Closing Tax Period.


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         "Preferential Rights" has the meaning set forth in SECTION 4(h).

         "Prime Rate" means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "Private Placement" has the meaning set forth in SECTION 2(a)(i).

         "Records" has the meaning set forth in SECTION 6(c).

         "Redemption" has the meaning set forth in SECTION 2(a)(III).

         "Refineries" has the meaning set forth in the recitals.

         "Required Permits" has the meaning set forth in SECTION 4(g)(II).

         "Rights of Way" has the meaning set forth in SECTION 4(e).

         "Services Agreement" has the meaning set forth in the recitals.

         "Specified Feedstocks" has the meaning set forth in the recitals.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Insurance Policies" means those material policies of insurance that VRC or any of its Affiliates maintain covering any Tank Assets.

         "Taking" has the meaning set forth in SECTION 11(b)(C).

         "Tank Assets" has the meaning set forth in the recitals.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to the Tank Assets and the Land.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in SECTION 8(d)(i).


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         "Third Party Offer" has the meaning set forth in SECTION 2(d).

         "Throughput Agreement" has the meaning set forth in the recitals.

         "Transaction" has the meaning set forth in SECTION 5(b).

          "Transaction Agreements" means this Agreement, the Assignment, the Lease and Access Agreement(s), the Throughput Agreement, the Services Agreement and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein and therein.

         "Transfer Taxes" has the meaning set forth in SECTION 9(e).

         "UDS Logistics" has the meaning set forth in the preface.

         "UDS Membership Interests" has the meaning set forth in the recitals.

         "Underwriting Agreement" has the meaning set forth in SECTION 7(a)(vi).

         "Unit Offering" has the meaning set forth in SECTION 2(a)(ii).

         "Valero GP" means Valero GP, LLC, a Delaware limited liability company and the general partner of MLP-GP.

         "Valero Group" means, excluding members of the MLP Group, (i) each Affiliate of Valero Energy Corporation in which Valero Energy Corporation owns (directly or indirectly) an Equity Interest and (ii) each natural person that is an Affiliate of any Person described in (i) above solely because of such natural person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) above, but only to the extent that such natural person is acting in its capacity as an officer, director or representative of such Person.

         "VRC" has the meaning set forth in the preface.

         "VRC Indemnitees" means, collectively, VRC and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "VRC Parties" means each of (i) VRC, (ii) UDS Logistics, (iii) Valero Energy Corporation and (iv) each Affiliate of VRC in which Valero Energy Corporation owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement (but excluding any MLP Parties).

         "VMSC" has the meaning set forth in the recitals.

         2. Concurrent Transactions.

            (a) Contribution of Tank Assets. Subject to the terms and conditions of this Agreement, the Parties agree that the following transactions will occur in the following order:


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                  (i) the MLP will cause the OLP to borrow from its credit
         facility and the MLP proposes to cause the OLP to issue long-term debt (the "Private Placement") to institutional investors pursuant to Rule 144A promulgated under the Securities Act of 1933 (which indebtedness shall be guaranteed by the MLP);

                  (ii) the MLP proposes to issue additional Common Units, representing limited partner interests in the MLP, to the public in exchange for cash (the "Unit Offering");

                  (iii) using a portion of the net proceeds from the Private Placement, the MLP will redeem (the "Redemption") a sufficient number of Common Units owned by UDS Logistics to reduce, in conjunction with the Unit Offering, the aggregate, combined ownership interest of UDS Logistics and Valero GP in the MLP to 49.5% or less;

                  (iv) except as provided in SECTION 11(d), VRC will contribute to the OLP, in exchange for the OLP Limited Partner Interest, the Tank Assets free and clear of any Encumbrances other than Permitted Encumbrances;

                  (v) VRC will contribute to UDS Logistics, in exchange for the UDS Membership Interest (or in the alternative, as provided in SECTION 11(d), for cash) the OLP Limited Partner Interest, free and clear of any Encumbrances;

                  (vi) the OLP, on behalf of the MLP, will pay the Cash Amount to UDS Logistics in exchange for the right to be assigned the OLP Limited Partner Interest from UDS Logistics;

                  (vii) UDS Logistics will contribute to the MLP, in exchange for the payment of the Cash Amount from the OLP, on behalf of the MLP, the OLP Limited Partner Interest, free and clear of any Encumbrances;

                  (viii) the MLP will contribute to OLP-GP such portion of the OLP Limited Partner Interest (the "Contributed OLP Interest") as is necessary for OLP-GP to maintain its 0.01% general partner interest in the OLP; and

                  (ix) the Contributed OLP Interest will be immediately converted into a general partner interest in the OLP.

            (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at One Valero Place, San Antonio, Texas, 78212, commencing at 10:00 a.m., local time, on the fifth business day following the date as of which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

            (c) Deliveries at the Closing. At the Closing, (i) VRC shall deliver to the MLP Parties the various certificates, instruments, and documents referred to in SECTIONS 7(a) AND 9(g); (ii) the MLP Parties shall deliver to VRC the various certificates, instruments, and documents referred to in SECTION 7(b);
(c) the applicable Parties shall execute and deliver each of (A) the


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Assignment; (B) the Throughput Agreement; (C) the Services Agreement; and (D)
the Lease Agreement; (iii) UDS Logistics shall issue to VRC the UDS Membership Interest; (iv) the OLP, on behalf of the MLP, shall pay to UDS Logistics the Cash Amount; (v) the applicable Parties shall execute and/or deliver, or cause to be executed and/or delivered, such other consideration, documents, assets and interests as set forth in SECTION 2(a) above; and (vi) the applicable Parties shall execute and/or deliver, or cause to be executed and/or delivered, each other Transaction Agreement not listed above.

            (d) Right of First Offer. Should the board of directors of Valero GP determine at any time after the Closing Date (either through an unsolicited bona fide offer from a Person that is not an Affiliate of the Valero Group (a "Third Party Offer") or through an offer solicited by any of the MLP Parties) that it is in the best interests of the MLP Parties to divest any or all of the Tank Assets (the "Offered Assets"), Valero GP shall promptly notify VRC of such determination and deliver to VRC all information prepared by or on behalf of Valero GP relating to the potential divestiture. As soon as practicable but in any event within 30 days after receipt of such notification and information, VRC shall notify Valero GP that either (a) VRC has elected not to pursue the opportunity to acquire the Offered Assets, in which case the MLP shall be free to offer and divest the Offered Assets to (1) the Person that initiated the Third Party Offer (the "Third Party Offeror") or (2) a Person that is not an Affiliate of the Valero Group (a "NonAffiliate Purchaser"), or (b) VRC has elected to pursue the opportunity to acquire the Offered Assets, in which event the following procedures shall be followed:

                  (i) VRC shall submit a good faith offer to Valero GP to acquire the Offered Assets (the "Offer") on the terms and for the consideration stated in the Offer;

                  (ii) VRC and Valero GP shall negotiate in good faith for 90 days after receipt of such Offer by Valero GP, the terms on which the Offered Assets will be acquired by VRC. Valero GP shall provide all information concerning the operations and finances of the Offered Assets as may be reasonably requested by VRC.

                           (A) If VRC and Valero GP agree on such terms within
                  90 days after the receipt by Valero GP of the Offer, VRC shall acquire the Offered Assets on such terms after such agreement has been reached; provided, however, that the acquisition consideration to be paid by VRC may not be less than the acquisition consideration offered in the Third Party Offer.

                           (B) If VRC and Valero GP are unable to agree on the
                  terms of an acquisition during such 90-day period, the MLP is free to divest the Offered Assets to (1) the Third Party Offeror within 180 days of the termination of such 90-day period; provided that such Third Party Offer is not less than 95% of the acquisition consideration last offered by VRC or
                  (2) a NonAffiliate Purchaser; provided that any such divestiture to a NonAffiliate Purchaser must be for an acquisition consideration of not less than 95% of the acquisition consideration last offered by VRC and on the same material terms and conditions as last offered by VRC; provided, further, that if such NonAffiliate Purchaser shall offer less than 95% of the acquisition consideration last offered by VRC or offer to purchase the


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                  Tank Assets on terms and conditions materially less favorable to the MLP than those last offered by VRC, the MLP must first give VRC notice and a right to match the offer from the NonAffiliate Purchaser during a 15-day period after notification of same from MLP to VRC.

                           (C) During such 90-day period Valero GP shall be free
                  to make capital expenditures to maintain the Offered Assets.

                  (iii) If, after the expiration of the 180-day period referred to in clause (ii)(B) above, no NonAffiliate Purchaser or Third Party Offeror has acquired the Offered Assets and Valero GP confirms its determination that it is in the best interests of the MLP Parties to divest the Offered Assets, Valero GP shall comply with the provisions of this SECTION 2(d) once again; provided that if Valero GP and VRC are unable to reach agreement during the 90-day period referenced in clause
         (ii)(B) above, the parties will engage an independent investment banking firm of national reputation to determine the value of the Offered Assets and shall furnish VRC and Valero GP with its opinion of such value within 30 days of its engagement. VRC and Valero GP shall share equally the fees and expenses of such investment banking firm. Upon receipt of such opinion, Valero GP will have the option to

                           (A) cause the MLP to divest the Offered Assets for an
                  amount equal to the value as determined by such investment banking firm on terms substantially similar to the relevant terms of this Agreement or

                           (B) decline to divest the Offered Assets.

         3. Representations and Warranties Concerning the Transaction.

            (a) Representations and Warranties of VRC. VRC hereby represents and warrants to the MLP Parties as follows as of the Effective Date:

                  (i) Organization and Good Standing. VRC is a corporation duly incorporated, validly existing, and in good standing under the Laws of the state of Delaware. VRC is in good standing under the Laws of the state of California and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                  (ii) Authorization of Transaction. Each VRC Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such VRC Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any VRC Party is a party constitutes the valid and legally binding obligation of such VRC Party, enforceable against such VRC Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on SCHEDULE 3(A)(II), no VRC Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other


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         Person in order to consummate the transactions contemplated by this
         Agreement or any other Transaction Agreement to which such VRC Party is a party.

                  (iii) Noncontravention. Except for filings specified in
         SCHEDULE 3(a)(ii) and filings and notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act"), neither the execution and delivery of any Transaction Agreement, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Laws to which any VRC Party is subject or any provision of the Organizational Documents of any VRC Party or
         (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any VRC Party is a party or by which it is bound or to which any of its assets or any of the Tank Assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of VRC or any other VRC Party to consummate the transactions contemplated by such Transaction Agreement.

                  (iv) Brokers' Fees. No VRC Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the MLP Parties could become liable or obligated.

            (b) Representations and Warranties of the MLP Parties. Each of the MLP Parties hereby represents and warrants to VRC as follows as of the Effective
Date:

                  (i) Organization of the MLP Parties. Each of the MLP Parties is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each of the MLP Parties is in good standing under the Laws of the state of California, or will be qualified to do business in California prior to the Closing, and each other jurisdiction which requires such qualification, except where the lack of such qualification in each instance would not have a Material Adverse Effect.

                  (ii) Authorization of Transaction. Each of the MLP Parties has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such MLP Party is a party constitutes the valid and legally binding obligation of such MLP Party, enforceable against such MLP Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for approval by the Conflicts Committee and as set forth on SCHEDULE 3(b)(ii) and any filings under the HSR Act, no MLP Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement.

                  (iii) Noncontravention. Except for the filings specified in
         SCHEDULE 3(b)(ii), neither the execution and delivery of any Transaction Agreement to which any MLP Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Laws to which such MLP Party is subject or any provision of its Organizational Documents or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any MLP Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any MLP Party to consummate the transactions contemplated by such Transaction Agreement.

                  (iv) Brokers' Fees. Other than a customary fee paid to A.G. Edwards & Sons in connection with its assessment of the fairness of the Transaction to the MLP and to the holders of the Common Units (other than any of the Valero Group), no MLP Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which VRC could become liable or obligated.

                  (v) Investment. Each of the MLP Parties is familiar with investments of the nature of the Tank Assets, understands that this investment involves substantial risks, has investigated the Tank Assets, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Tank Assets, and is able to bear the economic risks of such investment. Each of the MLP Parties has had the opportunity to visit with VRC and its applicable Affiliates and meet with their representative officers and other representatives to discuss the operations, assets, liabilities and financial condition of the Tank Assets, has received materials, documents and other information that such MLP Party deems necessary or advisable to evaluate the Tank Assets. Each of the MLP Parties has made its own independent examination, investigation, analysis and evaluation of the Tank Assets, including its own estimate of the value of the Tank Assets. Each of the MLP Parties has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts constituting part of the Tank Assets) as such MLP Party deems adequate. Notwithstanding the other provisions of this subsection (v), the MLP Parties have relied on the truth and accuracy of the representations and warranties made by VRC in SECTION 4(l) in making the representations and warranties in this subsection (v) and the MLP Parties shall not be considered to have breached any representation or warranty contained in this subsection (v) if any of the representations and warranties made by VRC in SECTION 4(l) are not true or are inaccurate.

         4. Representations and Warranties Concerning the Tank Assets. VRC hereby represents and warrants to the MLP Parties as follows as of the Effective
Date:

            (a) Noncontravention. Except as set forth in SCHEDULE 4(a), neither the execution and delivery of any Transaction Agreement to which any VRC Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any Laws to which any of the Tank Assets is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Tank Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any of the Tank Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any VRC Party to consummate the transactions contemplated by such Transaction Agreement.

            (b) Title to and Condition of Tank Assets and Land.

                  (i) VRC has good and marketable title to all of the Tank Assets in each case free and clear of all Encumbrances, except for Permitted Encumbrances. VRC has good and indefeasible title (fee and leasehold, as applicable) to all of the Land.

                  (ii) To VRC's Knowledge, except as disclosed in SCHEDULE 4(b)(ii), the Tank Assets are in good operating condition and repair (normal wear and tear excepted), are free from patent and latent defects, are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs that, in the aggregate, do not exceed $250,000.

                  (iii) There are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect), or Encumbrances which are secured by or constitute an Encumbrance on the Tank Assets and/or the Land.

                  (iv) VRC has not caused any work or improvements to be performed upon or made to any of the Tank Assets for which there remains outstanding any payment obligation that would or might serve as the basis for any claim, lien, charge or Encumbrance in favor of the Person which performed the work.

                  (v) VRC has not leased or subleased any parcel or any portion of the Land to any other Person.

            (c) Material Change. Except as set forth in SCHEDULE 4(c), since December 31, 2001:

                  (i) there has not been any Material Adverse Effect;

                  (ii) the Tank Assets have been operated and maintained in the Ordinary Course;

                  (iii) to VRC's Knowledge, there has not been any material damage, destruction or loss to any material portion of the Tank Assets, whether or not covered by insurance;

                  (iv) there has been no purchase, sale or lease of any material asset included in the Tank Assets;

                  (v) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

            (d) Legal Compliance. Each VRC Party, with respect to the Tank Assets, has complied with all applicable Laws, except where the failure to comply would not have a Material Adverse Effect. VRC makes no representations or warranties in this SECTION 4(d) with respect to Environmental Laws, for which the sole representations and warranties of VRC are set forth in SECTION 4(g).

            (e) Rights of Way. SCHEDULE 4(e) contains a list of all rights-of-way constituting part of or affecting the Tank Assets (the "Rights of Way"). The Rights of Way (together with the Required Permits and the Transaction Documents) constitute all of the agreements, rights of way, licenses, permits, and other documents and instruments necessary for the operation of the Tank Assets consistent with applicable Laws and prior operation. The VRC Parties have performed and are in compliance with all obligations required to be performed by them to date under the Rights of Way, and are not in default under any obligation of any such Right of Way, except when such default would not have a Material Adverse Effect. VRC has not received any notice of cancellation or termination of any Right of Way. VRC has not assigned its interest under any Right of Way to any third party.

            (f) Litigation.

                  (i) VRC is not, with respect to the Tank Assets, (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to VRC's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

                  (ii) No VRC Party has Knowledge of any Basis for any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of them giving rise to any Obligation to which any of the Tank Assets and/or the Land would be subject.

            (g) Environmental Matters. Except as set forth in SCHEDULE 4(g):

                  (i) VRC, with respect to the Tank Assets and the Land, has been in compliance with all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to
         (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) surface waters, ground waters, ambient air and any other environmental medium on or off any lease or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986 "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto, and common law principles, including nuisance, trespass and negligence as applicable to environmental matters described above (collectively, the "Environmental Laws," and, individually, an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                  (ii) VRC has obtained all permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and have made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Tank Assets and/or the Land as they are presently operated, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect. SCHEDULE 4(g)(II) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating the Tank Assets and/or the Land as they are presently operated (the "Required Permits"), each of which is held in the name of the appropriate VRC Party as indicated on such schedule.

                  (iii) Except as would not have a Material Adverse Effect, (x) there are no pending or, to the knowledge of any VRC Party, threatened claims, demands, actions, administrative proceedings or lawsuits against VRC with respect to the Tank Assets and/or the Land and VRC has not received notice of any of the foregoing and (y) none of the Tank Assets, and none of the Land is, subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                  (iv) VRC has not received any written notice that VRC, with respect to the Tank Assets and/or the Land, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (v) All Hazardous Substances or solid wastes generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of VRC or the conduct of VRC, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws, except for such matters that individually or in the aggregate do not have a Material Adverse Effect.

VRC makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this SECTION 4(g). For purposes of this SECTION 4(g), each reference to VRC or VRC Parties shall be deemed to include VRC Parties and their Affiliates.

            (h) Preferential Purchase Rights. Except for the Right of First Offer and the Right of First Refusal set forth in SECTION 2(d), there are no preferential purchase rights, rights of refusal to purchase, purchase options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Tank Assets, in whole or in part, or any or all of the Land, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement ("Preferential Rights").

            (i) Prohibited Events. None of the matters described in SECTION 5(c) have occurred since December 31, 2002.

            (j) Regulatory Matters No VRC Party is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. None of the Tank Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

            (k) Intercompany Transactions. There are no outstanding receivables, payables and other intercompany agreements between VRC and any of its Affiliates that relate to the Tank Assets. -

            (l) Material Information. VRC has provided to the MLP Parties all material information concerning the operations and finances of the Tank Assets as has been requested by any of the MLP Parties to date and such information is complete and correct in all material respects and does not omit to state a material fact necessary to make the statements and information contained therein not misleading in light of the circumstances in which they are made. To VRC's knowledge, there is not any fact that has not been disclosed to the MLP Parties pertaining particularly to any of the Tank Assets (as opposed to public information concerning general industry or economic conditions or governmental policies) which materially and adversely affect any of the Tank Assets or the use, ownership, financing, operation, maintenance or repair of any of the Tank Assets at any time after the Closing.

            (m) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment and Fixtures. Each of the MLP Parties acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Tank Assets and the Land and the officers and employees of VRC and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each of the MLP Parties has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, each of the MLP Parties acknowledges that, except as expressly set forth in this Agreement, VRC has not made, and VRC MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, OR (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

            (a) General. Each of the MLP Parties shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including causing the occurrence of VRC's conditions to Closing in SECTION 7(b). VRC shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including causing the occurrence of the MLP Parties' conditions to Closing in SECTION 7(a).

            (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the transaction contemplated by this Agreement (the "Transaction"), so as to permit the Closing to occur not later than 9:00 a.m. (San Antonio time) on March 31, 2003.

            (c) Operation of Tank Assets. VRC shall not, without the written consent of the OLP (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by SCHEDULE 5(c), engage in any practice, take any action, omit to take any action or enter into any transaction outside the Ordinary Course that could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, without the written consent of the MLP (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or SCHEDULE 5(c), prior to the Closing VRC shall not do any of the following:

                  (i) sell, lease or otherwise dispose of any Tank Assets and/or any portion of the Land or cause or allow any part of the Tank Assets and/or the Land to become subject to an Encumbrance, except for Permitted Encumbrances;

                  (ii) initiate or settle any litigation, complaint, rate filing or administration proceeding relating to the Tank Assets and/or the Land.

            (d) Full Access. VRC shall permit, and shall cause its Affiliates to permit, representatives of the MLP Parties to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of VRC and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents pertaining to any of the Tank Assets and/or the Land.

            (e) Required Permits. Each of the VRC Parties and the MLP Parties shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to transfer the Required Permits to the OLP or otherwise to assist the OLP in obtaining such Required Permits in its own right.

         6. Post-Closing Covenants. The Parties agree as follows:

            (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 8).

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Tank Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under SECTION 8).

            (c) Intentionally Omitted.

            (d) Delivery and Retention of Records. On the Closing Date, VRC shall deliver or cause to be delivered to the MLP Parties, copies of Tax Records and all other files, books, records, information and data relating to the Tank Assets (other than Tax Records) that are in the possession or control of VRC (the "Records"). The MLP Parties agree to (i) hold the Records and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to VRC and if VRC does not accept such offer within 20 days after receipt of such offer, such MLP Party may take such action and (ii) afford VRC, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records to the extent that such access may be requested for any legitimate purpose at no cost to VRC (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

            (e) Required Permits. Each of the VRC Parties and the MLP Parties shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to transfer the Required Permits to the OLP or otherwise to assist the OLP in obtaining such Required Permits in its own right.

         7. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the MLP Parties. The obligation of each of the MLP Parties to consummate the transactions to be performed by such MLP Party in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of VRC contained in SECTIONS 3(a) and 4 must be true and correct in all material respects (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) the representations and warranties in SECTION 4(b)(II) and (B) the representations and warranties in SECTION 4(c)(III), for which in each such case qualifications as to Knowledge shall be given effect) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) VRC must have performed and complied in all material respects with its covenants hereunder through the Closing (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

                  (iv) the MLP Parties must have obtained all material Governmental Authority and third party consents, including any material consents specified in SECTION 3(b)(ii) and including the consents required by the corresponding Schedule and the 30-day waiting period under the HSR Act shall have expired or been terminated prior to the expiration thereof and all other approvals required under the HSR Act shall have been issued;

                  (v) VRC must have delivered to the MLP Parties a certificate to the effect that each of the conditions specified in SECTIONS 7(a)(i)
         - (iv) is satisfied in all respects;

                  (vi) the MLP and a group of underwriters must have executed and delivered an Underwriting Agreement (the "Underwriting Agreement") with respect to a public offering of common units representing limited partner interests in the MLP with an aggregate offering amount of up to $200 million (not including the underwriters' over-allotment option) and the closing of the transactions contemplated therein must have occurred;

                  (vii) one or more of the MLP Parties and a group of note purchasers must have executed and delivered a Note Purchase Agreement with respect to the Private Placement with an aggregate principal amount of up to $250 million (the "Note Purchase Agreement") and the closing of the transactions contemplated thereby must have occurred;

                  (viii) one or more of the MLP Parties shall have entered into arrangements under the OLP's revolving credit facility to borrow such additional amount as is necessary for the MLP and OLP to fund the aggregate amount of the Cash Amount, the cash amount required under the Contribution Agreements entered into as the date hereof by the MLP Parties with Valero Refining-Texas, L.P. for the contribution of specified feedstock storage tanks as identified therein and with Valero Pipeline Company for the contribution of the pipeline and terminal assets as identified therein, the Redemption as well as the aggregate transaction costs (expected to be approximately $2 million), and the closing of the borrowing transaction must have occurred;

                  (ix) the MLP Parties must have duly and validly authorized the terms of the Underwriting Agreement, the Note Purchase Agreement and the borrowing by the OLP as contemplated in clauses (vi), (vii) and
         (viii) above;

                  (x) the proceeds of the equity and debt financing for the transactions contemplated hereby as outlined in clauses (vi), (vii) and
         (viii) above must have been received by the MLP Parties on terms substantially the same as authorized by the MLP Parties; and

                  (xi) the MLP's public offering of its common units and the Redemption, on an aggregate basis, must have caused the aggregate ownership interest of Valero Energy in the MLP to be 49.5% or less.

The MLP Parties may waive any condition specified in this SECTION 7(a) if Valero GP, on behalf of all of the MLP Parties, executes a writing so stating at or before the Closing.

            (b) Conditions to Obligation of VRC. The obligation of VRC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the MLP Parties contained in SECTION 3(b) must be true and correct in all material respects (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) each of the MLP Parties must have performed and complied in all material respects with each of its covenants hereunder through the Closing (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

                  (iv) VRC must have obtained all material Governmental Authority and third party consents, including material consents specified in SECTIONS 3(a)(ii) and 4(a) and including the consents required by the corresponding Schedules and the 30-day waiting period under the HSR Act shall have expired or been terminated prior to the expiration thereof and all other approvals required under the HSR Act shall have been issued; and

                  (v) Valero GP, on behalf of the MLP Parties, must have delivered to VRC a certificate to the effect that each of the conditions specified in SECTIONS 7(b)(i) - (iv) is satisfied in all respects.

VRC may waive any condition specified in this SECTION 7(b) if it executes a writing so stating at or before the Closing.

         8. Remedies for Breaches of this Agreement.

            (a) Survival. (i) All of the representations and warranties of VRC contained in SECTIONS 3(a) and 4 (other than SECTIONS 3(a)(i), 3(a)(ii), 4(b)(i), and 4(f)(ii)) shall survive the Closing hereunder for a period of three years after the Closing Date; (ii) the representations and warranties of VRC contained in SECTIONS 3(a)(i), 3(a)(i), and 4(b)(i) shall survive the Closing forever, and (iii) the representations and warranties of VRC contained in
SECTION 4(f)(ii) shall survive the Closing for a period of one year after the Closing Date. The representations and warranties of the MLP Parties contained in
SECTION 3(b) (other than in SECTIONS 3(b)(i) and

3(b)(ii)) shall survive the Closing for a period of three years after the Closing Date. The representations and warranties of the MLP Parties contained in SECTIONS 3(b)(i) and 3(b)(ii) shall survive the Closing forever. The covenants and obligations contained in SECTIONS 2 and 6 and all other covenants and obligations contained in this Agreement (including, but not limited to, those contained in SECTIONS 8(b)(iii), 8(b)(iv) and 8(b)(v)) shall survive the Closing forever, unless a shorter period is expressly identified in this Agreement with respect thereto.

            (b) Indemnification Provisions for Benefit of the MLP Parties.

                  (i) VRC agrees to release and indemnify the MLP Party Indemnitees from and against any Adverse Consequences suffered by the MLP Party Indemnitees arising out of, in connection with or relating to any breach of the representations and warranties made by VRC in this Agreement to the extent that (x) such representations and warranties survive the Closing pursuant to SECTION 8(a) and (y) any MLP Party makes a written claim for indemnification against VRC pursuant to
         SECTION 11(g) within such period of survival. However, VRC shall not have any obligation to release and indemnify the MLP Party Indemnitees from and against any such Adverse Consequences (A) until the MLP Party Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate amount equal to 1% of the Cash Amount (the "1% Threshold") (after which point VRC shall be obligated to release and indemnify the MLP Party Indemnitees from and against all Adverse Consequences by reason of all such breaches, including those Adverse Consequences included in the calculation of whether or not the 1% Threshold had been met), (B) to the extent the Adverse Consequences the MLP Party Indemnitees, in the aggregate, exceeds an aggregate ceiling amount equal to 50% of the Cash Amount (after which point VRC shall have no obligation to release and indemnify the MLP Party Indemnitees from and against further such Adverse Consequences); provided, however, that the threshold amount with respect to breaches of SECTION 4(b)(ii) shall be $250,000 and not the 1% Threshold. For purposes of calculating any Adverse Consequences in connection with this SECTION 8(b)(i), any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, or any qualification or limitation as to monetary amount or value set forth in SECTIONS 3(a) OR 4 shall be disregarded.

                  (ii) In the event: (x) VRC breaches any of its covenants or obligations in SECTIONS 2 or 6 or any other covenants or obligations in this Agreement (other than SECTIONS 3, 4 AND 8(b)(i)) (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to SECTION 8(a); and (z) any MLP Party makes a written claim for indemnification against VRC pursuant to SECTION 11(g) within such survival period, then VRC agrees to release and indemnify the MLP Party Indemnitees from and against any Adverse Consequences suffered by the MLP Party Indemnitees.

                  (iii) VRC shall release, defend, indemnify and hold harmless the MLP Party Indemnitees against any Adverse Consequences resulting by reason of joint and several liability with VRC arising by reason of having been required to be aggregated with VRC under section 414(o) of the Code, or having been under "common control" with VRC, within the meaning of Section 4001(a)(14) of ERISA.

                  (iv) VRC shall release, defend and indemnify the MLP Party Indemnitees from and against any Adverse Consequences suffered by the MLP Party Indemnitees with respect to any environmental condition, claim or loss with respect to (a) any of the Tank Assets arising as a result of events occurring or conditions existing on or prior to the Closing Date, including the matters disclosed in SCHEDULE 4(g) and (b) any real or personal property on which the Tank Assets are or, prior to the Effective Date, have been located, arising prior to or as of the date of this Agreement.

                  (v) VRC shall release, defend, indemnify and hold harmless the MLP Party Indemnitees against any Adverse Consequences suffered by the MLP Party Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or any other Adverse Consequences suffered by the MLP Party Indemnitees as a result of third-party claims relating to the Tank Assets on or before the Closing Date.

                  (vi) Notwithstanding anything to the contrary contained in SECTIONS 8(b)(i) and (ii), VRC shall not have any obligation to indemnify any MLP Party Indemnitee to the extent that the payment thereof would cause VRC's aggregate indemnity payments under SECTION 8(b) (but excluding SECTIONS 8(b)(iii), 8(b)(iv) and 8(b)(v)) to exceed 100% of the Cash Amount.

                  (vii) To the extent any MLP Party Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by VRC of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such MLP Party Indemnitee and included within the definition of Adverse Consequences for purposes of this SECTION 8.

                  (viii) Except for the rights of indemnification provided in this SECTION 8 and SECTION 9, each of the MLP Parties hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against VRC arising from any breach by VRC of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

            (c) Indemnification Provisions for Benefit of VRC.

                  (i) In the event: (x) any of the MLP Parties breaches any of its representations, warranties or covenants contained herein; (y) there is an applicable survival period pursuant to SECTION 8(a); and
         (z) VRC makes a written claim for indemnification against such MLP Party pursuant to SECTION 11(g) within such survival period, then each of the MLP Parties agrees to release and indemnify the VRC

         Indemnitees from and against the entirety of any Adverse Consequences suffered by such VRC Indemnitees.

                  (ii) To the extent any VRC Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by any of the MLP Parties of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such VRC Indemnitee and included within the definition of Adverse Consequences for purposes of this SECTION 8.

                  (iii) Except for the rights of indemnification provided in this SECTION 8, VRC hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the MLP Parties arising from any breach by any of the MLP Parties of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

            (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this SECTION 8, then the Indemnified Party shall promptly (and in any event within fifteen business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in SECTION 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) The Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably; provided that no such consent will be required if the Indemnifying Party has denied in writing its obligations to indemnify the Indemnified Party hereunder or if the Indemnifying Party has not responded to the Indemnified Party's written request for consent within 10 business days of the Indemnifying Party's receipt thereof.

            (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), as such actual loss is reduced by any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this SECTION 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

            (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under SECTION 9, shall be treated as increases or decreases to the Cash Amount for Tax purposes.

         9. Tax Matters.

            (a) Tax Returns. VRC shall prepare or cause to be prepared and file or cause to be filed when due all Pre-Closing Tax Returns with respect to the Tank Assets. VRC shall timely pay or cause to be timely paid any Taxes due with respect to such Pre-Closing Tax Returns. The MLP Parties shall prepare or cause to be prepared and file or cause to be filed when due any Post-Closing Tax Returns with respect to the Tank Assets. The MLP Parties shall timely pay (or cause to be timely paid) any Taxes due with respect to such Post-Closing Tax Returns.

            (b) Straddle Periods. The MLP Parties shall be responsible for Taxes with respect to the Tank Assets related to the portion of any Straddle Period occurring after the Closing Date. VRC shall be responsible for such Taxes relating to the portion of any Straddle Period occurring before and on the Closing Date. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes with respect to the Tank Assets shall be allocated based on the number of days in the partial period before and after the Closing Date and (ii) all other Taxes shall be allocated on the basis of the actual activities or attributes of the Tank Assets for each partial period as determined from the books and records of VRC and its Affiliates.

            (c) Straddle Returns. The MLP Parties shall prepare any Straddle Returns and deliver same to VRC for review and comment at least 45 days prior to the due date (including any extension) for filing each such Straddle Return, together with a statement setting forth the allocation of taxable income and Taxes under SECTION 9(b) and the amount of Tax that VRC owes. VRC and the MLP Parties agree to consult with each other to attempt to resolve in good faith any issue arising as a result of VRC's review of such Straddle Return and mutually to consent to the filing thereof as promptly as possible. Not later than five days before the due date for the payment of Taxes with respect to any such Straddle Return, VRC shall pay or cause to be paid to the MLP Parties either (i) if the MLP Parties and VRC are in agreement as to the amount of Taxes owed by VRC, that amount, or (ii) if the MLP Parties and VRC cannot agree on the amount of Taxes owed by VRC, the maximum amount of Taxes reasonably determined by VRC to be owed by it, in which case (A) VRC and the MLP Parties shall refer the dispute to an independent "Big-Four" accounting firm agreed to by the MLP Parties and VRC to arbitrate the dispute within ten days following the payment of the undisputed amount, (B) the determination of such accounting firm as to the amount of Taxes owing by VRC with respect to a Straddle Return shall be binding on both VRC and the MLP Parties, (C) VRC and the MLP Parties shall equally share the fees and expenses of the accounting firm, and (D) within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. VRC shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

            (d) Tax Indemnification. VRC agrees to indemnify the MLP Party Indemnitees from and against any Adverse Consequences with respect to (i) Taxes with respect to the Tank Assets for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date and (ii) Transfer Taxes. The MLP Parties agree to indemnify VRC from and against any Adverse Consequences with respect to Taxes with respect to the Tank Assets for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of the Parties sets forth in this SECTION 9 shall be unconditional and absolute and shall remain in effect until thirty days after the expiration of all statutes of limitation applicable to such covenants and obligations. The limitation on the indemnity obligations of VRC pursuant to
SECTION 8(b) shall not apply to the indemnity obligations of VRC for Adverse Consequences related to Taxes under this SECTION 9(d).

            (e) Transfer Taxes. VRC shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the "Transfer Taxes") and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable Law, the MLP Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

            (f) Tax Refunds. If any of the MLP Parties or any Affiliate of the MLP Parties receives a refund of any Taxes that VRC is responsible for hereunder, or if VRC or any Affiliate of VRC receives a refund of any Taxes that any of the MLP Parties is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this SECTION 9(f), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund in respect thereof shall be deemed to occur upon the filing of a return or an adjustment thereto claiming the benefit of such reduction, overpayment or offset.

            (g) Closing Tax Certificate. On the Closing Date, VRC shall deliver to the MLP Parties a certificate (in the form attached hereto as Exhibit F) signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

         10. Termination.

            (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the MLP Parties and VRC may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the MLP Parties may terminate this Agreement by giving written notice to VRC at any time before Closing (A) in the event VRC has breached any representation, warranty or covenant contained in this Agreement in any material respect, the MLP Parties have notified VRC of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the MLP Parties' obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before 9:00 a.m. (San Antonio time) on April 30, 2003 (unless the failure results primarily from the MLP Parties itself breaching any representation, warranty or covenant contained in this Agreement);

                  (iii) VRC may terminate this Agreement by giving written notice to the MLP Parties at any time before the Closing (A) in the event any of the MLP Parties has breached any representation, warranty or covenant contained in this Agreement in any material respect, VRC has notified such MLP Party of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to VRC's obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before 9:00 a.m. (San Antonio time) on April 30, 2003 (unless the failure results primarily from VRC breaching any representation, warranty or covenant contained in this Agreement);

                  (iv) the MLP Parties or VRC may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; and

                  (v) the MLP Parties or VRC may terminate this Agreement if the Underwriting Agreement is terminated for any reason.

            (b) Effect of Termination. Except as provided in SECTION 8 and except for the obligations under SECTION 10 and SECTION 11, if any Party terminates this Agreement pursuant to SECTION 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         11. Miscellaneous.

            (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases promptly following the execution of this Agreement by all Parties.

            (b) Insurance; Casualty; Condemnation. (i) The MLP Parties acknowledge and agree that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Tank Assets by VRC or any of its Affiliates, and, as a result, the MLP Parties shall be obligated at or before Closing to obtain at their sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Tank Assets. Notwithstanding the foregoing, VRC acknowledges that initially such insurance described in the preceding sentence may be maintained under an umbrella policy of Valero Energy Corporation with OLP as a named insured (and for which OLP shall reimburse Valero Energy Corporation for its proportionate cost), but the OLP agrees that it will endeavor in good faith to obtain insurance in its own name if commercially and economically practicable. Each of the MLP Parties further acknowledges and agrees that the MLP Parties may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the Tank Assets. If any claims are made or losses occur prior to the Closing Date that relate solely to the Tank Assets and such claims, or the claims associated with such losses, properly may be made against the policies retained by VRC or its Affiliates after the Closing, then VRC shall use its Best Efforts so that the MLP Parties can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require VRC to maintain or to refrain from asserting claims against or exhausting any retained policies.

                  (ii) (A) VRC shall give the MLP Parties prompt notice of (i) any fire or other casualty affecting the Tank Assets (a "Casualty") between the Effective Date and the Closing Date and (ii) any actual, pending or proposed Taking of all or any portion of the Tank Assets.

                  (B) In the event the Tank Assets (or any material portion thereof) suffers a Casualty subsequent to the Effective Date, but prior to the Closing Date, VRC shall elect either (i) to repair or make adequate provision for the repair of such Tank Assets prior to Closing or (ii) to provide the MLP Parties with a credit against the Cash Amount in an amount agreed upon by VRC and the MLP Parties to represent the reduction in the value of the Tank Assets by reason of the Casualty, taking into account any repairs actually made by VRC to such Tank Assets prior to the Closing Date. If the reduction in the value of the Tank Assets by reason of the Casualty exceeds 25% of the Cash Amount, the MLP Parties shall have the option to terminate this Agreement without any further obligation of any of the Parties or their Affiliates pursuant hereto.

                  (C) If after the Effective Date and prior to the Closing Date, all or any portion of the Tank Assets is taken by condemnation or eminent domain or by agreement in lieu thereof with any person or entity authorized to exercise such rights (a "Taking"), and the mutually-agreed value of the Tank Assets subject to such Taking, when aggregated with all other Takings occurring during such time period, equal:

                           i. less than 25% of the Cash Amount, the Closing shall take place as provided herein without abatement of the Cash Amount, and there shall be assigned to the MLP Parties at the Closing all interest of VRC in any award which may be payable to VRC on account of such Taking; or

                           ii. 25% or more of the Cash Amount, the MLP Parties shall have the option to terminate this Agreement without any further obligation of any of the parties or their affiliates pursuant hereto; provided that if the MLP Parties elects to proceed with the Closing, the Closing shall take place as provided herein without abatement of the Cash Amount, and there shall be assigned to the MLP Parties at the Closing all interest of VRC in any award which may be payable to VRC on account of such Taking.

            (D) In the event condemnation proceedings for a Taking of all or any portion of the Tank Assets are commenced prior to the Closing Date, the MLP Parties and VRC shall have joint control of such proceedings and shall cooperate in their efforts in response to such proceedings.

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the VRC Parties, the MLP Parties and their respective successors and permitted assigns.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing the MLP Parties may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of VRC; provided, however, without the prior written approval of VRC, the MLP Parties and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement to an Affiliate of any of the MLP Parties, including designating one or more Affiliates of any of the MLP Parties to be the assignee of some or any portion of the Tank Assets. Notwithstanding the foregoing, VRC may assign its right under SECTION 2(a)(iv) to receive the OLP Limited Partner Interest to a person described in Treasury Regulation Section 1.1031(k)-1(g)(4) (a "Qualified Intermediary"). The Qualified Intermediary will be obligated to, and will, assign such right to receive the OLP Limited Partner Interest to UDS Logistics. Such assignment shall be deemed to fulfill VRC's obligations under SECTION 2(a)(v) hereof. If VRC elects to assign its right to receive the OLP Limited Partner Interest as provided in the preceding sentence, then the Qualified Intermediary shall assign its right to receive the OLP Limited Partner Interest to UDS Logistics and UDS Logistics, in lieu of issuing the UDS Membership Interest to VRC, shall assign its right to received the Cash Amount as set forth in SECTION 2(a)(vi) hereof to the Qualified Intermediary, in exchange for the assignment by the Qualified Intermediary of the right to receive the OLP Limited Partner Interest.

            (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to VRC:                    One Valero Place
                                      San Antonio, Texas 78212
                                      Attn: Mike Ciskowski
                                      Telecopy:210-370-2270

        If to the MLP Parties:        Valero Logistics Operations, L.P.
                                      6000 North Loop 1604 West
                                      San Antonio, TX 78249
                                      Attn:      Curt Anastasio
                                      Telecopy:  210-370-2304


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (h) Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN BEXAR COUNTY, TEXAS.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the MLP Parties and VRC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in any situation in any court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or


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


enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Transaction Expenses. Each of the MLP Parties and VRC shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

            (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE TRANSACTION AGREEMENTS AND OTHER DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF. The rights and obligations created by this Agreement are separate and independent from any rights and obligations created by any Assignment. Accordingly, none of the representations, warranties, covenants or indemnities included in any Assignment shall be merged into this Agreement or otherwise restrict or limit the effect of this Agreement, but each shall survive as provided in each such agreement. To the extent that there is a conflict between the express terms of this Agreement and any Assignment, this Agreement shall control.

            (o) Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be reasonably necessary to effect the purposes of this Agreement.


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                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the preamble.

                                VALERO REFINING COMPANY--CALIFORNIA


                                Name:  /s/ Michael S. Ciskowski
                                     -------------------------------------------
                                Title:   Senior Vice President
                                      ------------------------------------------


                                UDS LOGISTICS, LLC


                                Name:  /s/ Raymond F. Gaddy
                                     -------------------------------------------
                                Title:   President
                                      ------------------------------------------


                                VALERO L.P.

                                By: Riverwalk Logistics, L.P.
                                     its General Partner

                                By:  Valero GP, LLC
                                     its General Partner

                                Name:  /s/ Curtis V. Anastasio
                                     -------------------------------------------
                                Title:   Chief Executive Officer and President
                                      ------------------------------------------

                                VALERO GP, INC.


                                Name:  /s/ Curtis V. Anastasio
                                     -------------------------------------------
                                Title:   Chief Executive Officer and President
                                      ------------------------------------------


                                VALERO LOGISTICS OPERATIONS, L.P.
                                By:  Valero GP, Inc.
                                     its General Partner


                                Name:  /s/ Curtis V. Anastasio
                                     -------------------------------------------
                                Title:   Chief Executive Officer and President
                                      ------------------------------------------


                                       33